Exhibit 99.1

Preliminary Estimated Financial Results for the Three and Nine Months Ended September 30, 2018

Our consolidated financial statements for the three and nine months ended September 30, 2018 are not yet available. The following expectations regarding our results for this period are preliminary, based solely upon management estimates based on currently available information, and subject to completion of financial and operating closing procedures as of and for the three months ended September 30, 2018. As a result, our actual results may vary materially from the estimated preliminary results included herein and will not be publicly available until after the closing of this offering. Accordingly, you should not place undue reliance on these estimates. All of these estimates constitute “forward-looking statements” as described in “Forward-Looking Statements.” See “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2017 10-K incorporated by reference in this offering memorandum and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Quarterly Report on Form 10-Q for the three months ended June 30, 2018, filed with the SEC on August 7, 2018, incorporated by reference in this offering memorandum, for additional information regarding factors that could result in differences between the preliminary estimated ranges of certain financial results presented below and the financial results we will ultimately report as of and for the three months ended September 30, 2018. The summary information below is not a comprehensive statement of our financial results for this period.

Our independent registered public accounting firm, Deloitte & Touche LLP, has not audited, reviewed or performed any procedures with respect to this preliminary financial data and, accordingly, does not express an opinion or any other form of assurance with respect to this data.

Tobacco Segment Adjusted EBITDA, Real Estate Segment (New Valley) Adjusted EBITDA and Douglas Elliman Realty Adjusted EBITDA are non-GAAP measures. Each of these non-GAAP measures is reconciled to the most comparable GAAP measure below. Please read “Non-GAAP Financial Measures” for a description of the reasons we use these non-GAAP measures.

We expect that the following will be our results for the three and nine months ended September 30, 2018:

Revenue

We expect revenues to be between $510 million and $515 million and between $1.420 billion and $1.426 billion for the three and nine months ended September 30, 2018, respectively, compared to $484.6 million and $1.372 billion for the three and nine months ended September 30, 2017, respectively; revenues for the three and nine months ended September 30, 2018 increased compared to the same periods in 2017 due to increased sales in our tobacco and real estate segments.

We expect tobacco segment revenues to be $302.0 million and $844.0 million for the three and nine months ended September 30, 2018, respectively, compared to $294.2 million and $823.9 million for the three and nine months ended September 30, 2017, respectively; tobacco segment revenues for the three and nine months ended September 30, 2018 increased compared to the same periods in 2017 primarily due to increased unit sales volume.

We expect real estate segment (New Valley) revenues to be between $208 million and $213 million and between $577 million and $581.5 million for the three and nine months ended September 30, 2018, respectively, compared to $190.9 million and $548.4 million for the three and nine months ended September 30, 2017, respectively; real estate segment revenues for the three and nine months ended September 30, 2018 increased compared to the same periods in 2017 primarily due to increased commission and other brokerage income at Douglas Elliman Realty.

We expect Douglas Elliman Realty revenues to be between $204.5 million and $209.5 million and between $572.6 million and $577.6 million for the three and nine months ended September 30, 2018, respectively, compared to $190.4 million and $544.6 million for the three and nine months ended September 30, 2017, respectively; Douglas Elliman Realty revenues for the three and nine months ended September 30, 2018 increased compared to the same periods in 2017 due to increased commission and other brokerage income.

Tobacco Segment

We expect tobacco segment operating income to be $63.3 million and $189.2 million for the three and nine months ended September 30, 2018, respectively, compared to $61.6 million and $185.5 million for the three and nine months ended September 30, 2017, respectively; tobacco segment operating income increased for the three months ended September 30, 2018 primarily as a result of the absence of $4.1 million of litigation settlement and judgment expenses from the prior year period and was offset by the absence of a $1.8 million benefit recorded in the 2017 period from the settlement of a long-standing dispute related to the Master Settlement Agreement as well as lower gross margins that were primarily caused by unfavorable sales mix variances. Tobacco segment operating income increased for the nine months ended September 30, 2018 primarily as a result of the absence of $5.8 million of litigation settlement and judgment expenses from the prior year period in 2018 and increases of $3.6 million in the 2018 period related to the settlement of long-standing disputes related to the Master Settlement Agreement as well as lower gross margins that were primarily caused by unfavorable sales mix variances.

We expect tobacco segment Adjusted EBITDA to be $65.3 million and $189.6 million for the three and nine months ended September 30, 2018, respectively, compared to $65.9 million and $195.5 million for the three and nine months ended September 30, 2017, respectively; tobacco segment Adjusted EBITDA for both the three and nine months ended September 30, 2018 declined compared to the same periods in 2017 due primarily to lower gross margins that were primarily caused by unfavorable sales mix variances.

Unit Sales Volume and Market Share Data

For the third quarter of 2018, we expect to report that the Tobacco segment had conventional cigarette (wholesale) shipments of approximately 2.59 billion units compared to 2.52 billion units for the third quarter of 2017. For the nine months ended September 30, 2018, we expect to report that the Tobacco segment had conventional cigarette (wholesale) shipments of approximately 7.13 billion units compared to 6.98 billion units for the nine months ended September 30, 2017. Market share of our Tobacco segment’s conventional cigarette (wholesale) shipments was 3.95% for the twelve months ended September 30, 2018.

We expect to report that Liggett’s retail market share increased to 4.2% for the third quarter of 2018 and 4.1% for the nine months ended September 30, 2018 compared to 3.9% for the third quarter of 2017 and 3.8% for the nine months ended September 30, 2017. We expect to report that compared to the third quarter of 2017, Liggett’s retail shipments increased by 0.9% while the overall industry’s retail shipments declined by 4.8%.

We expect to report that compared to the nine months ended September 30, 2017, Liggett’s retail shipments increased by 1.9% while the overall industry’s retail shipments declined by 4.7%, according to data from Management Science Associates, Inc.

Real Estate Segment

We expect net income attributable to Vector Group from the real estate segment (New Valley) to be between $4.6 million and $5.5 million and a net loss between $1.1 million and $100,000 for the three and nine months ended September 30, 2018, respectively, compared to net income of $1.6 million and $24.7 million for the three and nine months ended September 30, 2017, respectively. Net income attributable to Vector Group from the real estate segment (New Valley) for the three months ended September 30, 2018 increased compared to the same period in 2017 due to increased operating income at Douglas Elliman Realty. The net loss attributable to Vector Group from the real estate segment (New Valley) for the nine months ended September 30, 2018 was impacted by a decline in equity in earnings from real estate ventures and increased expenses associated with Douglas Elliman Realty’s expansion markets and advertising expenses when compared to the net income for the same period in 2017. The net loss attributable to Vector Group from the real estate segment (New Valley) in the 2018 periods was partially offset by litigation settlement and judgment income in the 2018 period.

We expect net income from Douglas Elliman Realty to be between $9.7 million and $10.7 million and between $7.6 million and $8.6 million for the three and nine months ended September 30, 2018, respectively, compared to $4.2 million and $20.5 million for the three and nine months ended September 30, 2017, respectively.

We expect real estate segment (New Valley) Adjusted EBITDA to be between $10.8 million and $12.3 million (between $7.3 million and $8.5 million attributable to the Company) and between $9.6 million and $11.1 million (between $7.9 million and $9.2 million attributable to the Company) for the three and nine months ended September 30, 2018, respectively, compared to $3.7 million ($2.6 million attributable to the Company) and $25.3 million ($18.4 million attributable to the Company) for the three and nine months ended September 30, 2017, respectively.

We expect Douglas Elliman Realty Adjusted EBITDA to be between $11.3 million and $12.4 million (between $8.0 million and $8.8 million attributable to Vector Group) and between $11.2 million and $12.2 million (between $7.9 million and $8.6 million attributable to Vector Group) for the three and nine months ended September 30, 2018, respectively, compared to $3.7 million

($2.6 million attributable to Vector Group) and $23.8 million ($16.8 million attributable to Vector Group) for the three and nine months ended September 30, 2017, respectively; Douglas Elliman Realty Adjusted EBITDA for the three months ended September 30, 2018 increased compared to the same period in 2017 due to increased revenues in its Development Marketing division as well as increased company dollar in Douglas Elliman Realty’s expansion markets and was offset by a higher percentage of revenue generated from markets with traditionally lower gross margins, while Douglas Elliman Realty Adjusted EBITDA for the nine months ended September 30, 2018 declined compared to the same period in 2017 due to a higher percentage of revenue generated from markets with traditionally lower gross margins in addition to increased expenses associated with Douglas Elliman Realty’s expansion markets and advertising expenses. Douglas Elliman Realty Adjusted EBITDA for the three months ended September 30, 2018 was increased by $3.2 million as a result of the adoption of ASC 606 – Revenue from Customers, which relates to revenue recognition and was adopted by the Company effective January 1, 2018. Douglas Elliman Realty Adjusted EBITDA for the nine months ended September 30, 2018 was lower by $1.9 million as a result of the adoption of ASC 606 – Revenue from Customers.

Closed Sales Data

For the three and nine months ended September 30, 2018, we expect to report that Douglas Elliman Realty achieved closed sales of approximately $7.9 billion and $21.4 billion, compared to $7.0 billion and $19.8 billion for the three and nine months ended September 30, 2017.

The following tables set forth reconciliations from expected GAAP financial measures to expected non-GAAP measures for the periods indicated:

RECONCILIATION OF EXPECTED TOBACCO ADJUSTED OPERATING INCOME

AND EXPECTED TOBACCO ADJUSTED EBITDA

(Unaudited)

(Dollars in Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	Expected	Actual	Expected	Actual
Tobacco Adjusted Operating Income:
Operating income from tobacco segment	$63,259	$61,601	$189,185	$185,526
Litigation settlement and judgment expense (a)	—	4,104	525	5,791
Impact of MSA settlement (b)	—	(1,826)	(6,298)	(2,721)

Total adjustments	—	2,278	(5,773)	3,070
Tobacco Adjusted Operating Income	$63,259	$63,879	$183,412	$188,596

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	Expected	Actual	Expected	Actual
Tobacco Adjusted EBITDA:
Operating income from tobacco segment	$63,259	$61,601	$189,185	$185,526
Litigation settlement and judgment expense (a)	—	4,104	525	5,791
Impact of MSA settlement (b)	—	(1,826)	(6,298)	(2,721)

Total adjustments	—	2,278	(5,773)	3,070
Tobacco Adjusted Operating Income	63,259	63,879	183,412	188,596
Depreciation and amortization	2,059	2,050	6,171	6,803
Stock-based compensation expense	21	21	63	63

Total adjustments	2,080	2,071	6,234	6,866
Tobacco Adjusted EBITDA	$65,339	$65,950	$189,646	$195,462

(a)	Represents accruals for settlements of judgment expenses in the Engle progeny tobacco litigation.
(b)	Represents the Company’s tobacco segment’s settlement of a long-standing dispute related to the Master Settlement Agreement.

RECONCILIATION OF REAL ESTATE SEGMENT (NEW VALLEY) EXPECTED ADJUSTED EBITDA

(Unaudited)

(Dollars in Thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018		2017	2018		2017
	Low	High	Actual	Low	High	Actual
Net income (loss) attributed to Vector Group Ltd. from subsidiary non-guarantors	$4,597	$5,516	$1,602	$(1,143)	$(143)	$24,737
Interest expense	7	7	10	63	63	22
Income tax (benefit) expense	1,262	1,515	1,381	(2,535)	(2,282)	17,701
Net (loss) income attributed to non-controlling interest	2,937	3,249	1,214	600	890	5,951
Depreciation and amortization	2,398	2,398	2,075	7,105	7,105	6,210

EBITDA	$11,201	$12,685	$6,282	$4,090	$5,633	$54,621
Loss from non-guarantors other than New Valley	18	18	36	71	71	119
Equity in losses (earnings) from real estate ventures (a)	(294)	(294)	47	8,378	8,378	(26,357)
Purchase accounting adjustments (b)	184	184	(2,345)	545	545	(2,088)
Litigation settlement and judgment income (c)	—	—	—	(2,469)	(2,469)	—
Other, net	(342)	(342)	(317)	(1,020)	(1,020)	(998)

Adjusted EBITDA	$10,767	$12,251	$3,703	$9,595	$11,138	$25,297
Adjusted EBITDA attributed to non-controlling interest	(3,431)	(3,744)	(1,090)	(1,674)	(1,963)	(6,923)

Adjusted EBITDA attributed to New Valley	$7,336	$8,507	$2,613	$7,921	$9,175	$18,374

Adjusted EBITDA by Segment
Real Estate (d)	$10,793	$12,277	$3,719	$10,409	$11,952	$25,317
Corporate and Other	(26)	(26)	(16)	(814)	(814)	(20)

Total (f)	$10,767	$12,251	$3,703	$9,595	$11,138	$25,297

Adjusted EBITDA Attributed to New Valley by Segment
Real Estate (e)	$7,362	$8,533	$2,629	$8,735	$9,989	$18,394
Corporate and Other	(26)	(26)	(16)	(814)	(814)	(20)

Total (f)	$7,336	$8,507	$2,613	$7,921	$9,175	$18,374

(a)	Represents equity in losses (earnings) recognized from the Company’s investment in certain real estate businesses that are not consolidated in its financial results.
(b)	Amounts represent purchase accounting adjustments recorded in the periods presented in connection with the increase of the Company’s ownership of Douglas Elliman Realty, LLC, which occurred in 2013.
(c)	Represents proceeds received from a litigation award at Douglas Elliman Realty, LLC.
(d)

Includes Adjusted EBITDA for Douglas Elliman Realty, LLC of $11,344, $12,407, $3,772, $11,230, $12,215 and $23,753 for the three and nine months ended September 30, 2018 and 2017, respectively. Amounts reported in this footnote reflect 100% of Douglas Elliman Realty, LLC’s entire Adjusted EBITDA.

(e)

Includes Adjusted EBITDA for Douglas Elliman Realty, LLC less non-controlling interest of $8,008, $8,758, $2,663, $7,927, $8,623 and $16,767 for the three and nine months ended September 30, 2018 and 2017, respectively. Amounts reported in this footnote have adjusted Douglas Elliman Realty, LLC’s Adjusted EBITDA for non-controlling interest.

(f)	New Valley’s Adjusted EBITDA does not include an allocation of Vector Group Ltd.’s “Corporate and Other” segment’s expenses.

RECONCILIATION OF DOUGLAS ELLIMAN REALTY, LLC EXPECTED ADJUSTED EBITDA AND DOUGLAS ELLIMAN REALTY, LLC EXPECTED ADJUSTED EBITDA ATTRIBUTED TO REAL ESTATE SEGMENT

(Unaudited)

(Dollars in Thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018		2017	2018		2017
	Low	High	Actual	Low	High	Actual
Net income (loss) attributed to Douglas Elliman Realty, LLC	$9,662	$10,725	$4,197	$7,580	$8,565	$20,451
Interest expense	3	3	5	51	51	5
Income tax expense	(486)	(486)	248	—	—	648
Depreciation and amortization	2,295	2,295	1,974	6,797	6,797	5,907

Douglas Elliman Realty, LLC EBITDA	$11,474	$12,537	$6,424	$14,428	$15,413	$27,011
Equity in earnings from real estate ventures (a)	(274)	(274)	(271)	(1,151)	(1,151)	(1,116)
Purchase accounting adjustments (b)	184	184	(2,345)	545	545	(2,088)
Litigation settlement and judgment income (c)	—	—	—	(2,469)	(2,469)	—
Other, net	(40)	(40)	(36)	(123)	(123)	(54)

Douglas Elliman Realty, LLC Adjusted EBITDA	$11,344	$12,407	$3,772	$11,230	$12,215	$23,753
Douglas Elliman Realty, LLC Adjusted EBITDA attributed to non-controlling interest	3,336	3,649	(1,109)	3,303	3,592	(6,986)
Douglas Elliman Realty, LLC Adjusted EBITDA attributed to real estate segment	$8,008	$8,758	$2,663	$7,927	$8,623	$16,767

(a)	Represents equity in earnings recognized from the Company’s investment in certain real estate businesses that are not consolidated in its financial results.
(b)	Represent purchase accounting adjustments recorded in the periods presented in connection with the increase of the Company’s ownership of Douglas Elliman Realty, LLC, which occurred in 2013.
(c)	Represents proceeds received from a litigation award at Douglas Elliman Realty, LLC.